Exhibit 99.1

FOR IMMEDIATE RELEASE/March 15, 2006

Una S. Ryan, Ph.D.	Avery W. Catlin	For Media:
President and CEO	Chief Financial Officer	Joan Kureczka
AVANT Immunotherapeutics, Inc.	AVANT Immunotherapeutics, Inc.	Kureczka/Martin Associates
(781) 433-0771	(781) 433-0771	(415) 821-2413
	info@avantimmune.com	jkureczka@comcast.net

AVANT Accelerates Receipt of $40 Million Milestone Payment for Rotarix®

NEEDHAM, MA (March 15, 2006):  AVANT Immunotherapeutics, Inc. (NASDAQ:  AVAN) today announced that it has amended its agreement with an affiliate of Paul Royalty Fund II, L.P. (PRF) to accelerate a $40 million milestone payment, which will now be received on March 17, 2006. The payment had previously been due upon the first sale of Rotarix® in the European Union, which is expected to occur during the second quarter of 2006. Other financial terms of the PRF agreement were not changed. Remaining milestone payments from PRF to AVANT include between $11 and $9 million upon product launch in the United States, depending on date of launch. AVANT also retains substantial upside in future Rotarix® royalty revenues depending on its commercial success. Rotarix® is licensed by AVANT to GlaxoSmithKline (GSK).

“We are pleased to be receiving this significant and non-dilutive capital infusion at this time to invest in development programs that we expect will return maximum shareholder value,” stated Una S. Ryan, Ph.D., AVANT’s President and Chief Executive Officer. “We will be using the proceeds to advance our clinical programs and to further develop AVANT’s production capabilities for oral vaccines to combat a wide range of bacterial threats.”

Gregory B. Brown, M.D., Partner at Paul Royalty Fund, commented “We are pleased that the approval of Rotarix®in the European Union happened earlier than we had expected and look forward to this valuable vaccine becoming available in those markets.”

About AVANT Immunotherapeutics, Inc.

AVANT Immunotherapeutics, Inc. discovers and develops innovative vaccines and therapeutics that harness the human immune system to prevent and treat disease. AVANT has three products on the market and six of AVANT’s products are in clinical development, including a treatment to reduce complement-mediated tissue damage associated with cardiac bypass surgery and a novel vaccine for cholesterol management. AVANT is also developing a pipeline of products for biodefense, travelers’ vaccines, global health, and pandemic flu needs based on AVANT’S rapid-protecting, single-dose, oral and temperature stable vaccine technology.

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119 FOURTH AVENUE   NEEDHAM, MA  02194-2725 USA   781-433-0771   FAX  781-433-0262  www.avantimmune.com

Additional information on AVANT Immunotherapeutics, Inc. can be obtained through our site on the World Wide Web:  http://www.avantimmune.com.

About Paul Royalty Funds and Paul Capital Partners

Paul Capital Partners manages close to $5 billion in equity capital commitments for its three investment platforms and has offices in New York, San Francisco, Paris, London and Toronto. The Paul Royalty Fund comprises one of the largest dedicated healthcare funds globally, with approximately $1 billion in equity capital commitments. The Paul Royalty Fund has made investments in the pharmaceutical, biotechnology, and medical device sectors valued at more than $650 million. These investments are focused on commercial stage companies and products, and consist of investments in the form of royalties, revenue interests and equity. For more information on Paul Capital Partners and the Paul Royalty Fund visit http://www.paulcapital.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements which reflect AVANT’s current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe”, “expect”, “anticipate”, “intend”, “estimate”, “project” and similar expressions which do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to: (1) the integration of multiple technologies and programs; (2) the ability to adapt AVANT’s vectoring systems to develop new, safe and effective orally administered vaccines against anthrax and plague or other bioterrorism threats or emerging health care threats; (3) the ability to successfully complete development and commercialization of TP10, CETi-1, CholeraGarde® (Peru-15), Ty800 and other products; (4) the cost, timing, scope and results of ongoing safety and efficacy trials of TP10, CETi-1, CholeraGarde® (Peru-15), Ty800 and other preclinical and clinical testing; (5) the ability to successfully complete product research and further development, including animal, pre-clinical and clinical studies of TP10, CETi-1, CholeraGarde® (Peru-15), Ty800and other products; (6) the ability of the Company to manage multiple late stage clinical trials for a variety of product candidates; (7) the volume and profitability of product sales of Megan®Vac 1, Megan®Egg and other future products; (8) the process of obtaining regulatory approval for the sale of Rotarix® in major commercial markets, as well as the timing and success of worldwide commercialization of Rotarix® by our partner, GlaxoSmithKline; (9) changes in existing and potential relationships with corporate collaborators; (10) the availability, cost, delivery and quality of clinical and commercial grade materials supplied by contract manufacturers; (11) the timing, cost and uncertainty of obtaining regulatory approvals to use TP10, CETi-1, CholeraGarde® (Peru-15) and Ty800, among other purposes, for adults undergoing cardiac surgery, to raise serum HDL cholesterol levels and to protect travelers and people in endemic regions from diarrhea causing diseases, respectively; (12) the ability to obtain substantial additional funding; (13) the ability to develop and commercialize products before competitors; (14) the ability to retain certain members of management;(15) the amount of non-cash, stock-based compensation expense associated with the adoption of Statement of Financial Accounting Standards No. 123R, “Share-based payment,” which has not yet been determined; and (16) other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

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